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                                                                    EXHIBIT 99.3

          Consent of Nike

          October 25, 1999



          Nike hereby provides permission for use of the following quote for use in GetThere.com's S1 document.

         "Releasing a corporate online travel program is complex. GetThere.com provided Nike with a services-oriented approach and implementation services that simplified the process. The benefits and returns to Nike were immediate."

                              --Ted Cullen, Travel Director, Nike


                             /s/ Ted Cullen
                                ---------------------------------
                                Ted Cullen, Travel Director, Nike